Exhibit 99.1

Touchpoint Group Holdings Appoints Sports Industry Veteran Nalin Jay as Independent Director

MIAMI, Florida –December 12, 2019 — Touchpoint Group Holdings, Inc. (OTCQB: TGHI) ( “Touchpoint” or “Company”), a media and digital technology holding company, today announced that it has appointed industry veteran Nalin Jay, CEO of Carnegie Stewart, to its Board of Directors as an independent board member. The Company also announced that Richard Vos will retire from the Board of Directors and Mr. Jay will replace him as Chairman of the Nomination and Governance Committee and as a member of the Compensation Committee and the Audit Committee.

Nalin Jay has a long track record as a leading strategy and performance advisor to some of the world’s biggest soccer clubs. Mr. Jay has been the CEO of Carnegie Stewart, a global strategy consultancy, for the last 8 years and his client list includes global law firms, major banks and multinationals, as well as leading entrepreneurs.

Mr. Jay pioneered the world’s first team turnaround service to help English Premier League clubs and has advised several Premier League managers and players. Mr. Jay’s work has been instrumental in creating significant sponsorship opportunities for English soccer clubs.

Concurrent to his role at Carnegie Stewart, Mr. Jay has served as a partner at Artephius Capital Management Limited, a multi strategy quant fund. Prior to that, he was COO of Axis Stars, the world's biggest online platform for elite sportsmen and women. Mr. Jay was also the CEO of Spencer Chase, a media company focused on the Chinese media market, where he successfully launched the “Beijing Journal,” a luxury travel magazine. He was also a strategy advisor to the Shenzhen Stock Market. Mr. Jay is a graduate of the London School of Economics.

Mark White, Chief Executive Officer of Touchpoint, stated, “We are delighted to welcome Nalin to the board. His impressive sports industry experience and strong business acumen will be invaluable as we position Touchpoint to become a leading media and digital technology holding company. Touchpoint is a robust fan engagement platform designed to enhance the fan experience and drive commercial aspects of the sports and entertainment sectors through digital engagement including streaming media. We believe Nalin will be a tremendous asset as we enter the next phase of our growth. I would also like to thank Richard Vos for his significant contributions to the Company.”

About Touchpoint Group Holdings.

Touchpoint Group Holdings Inc. is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business. The Company also and holds a majority interest in 123Wish, a subscription-based, experience marketplace, as well as majority interest in Browning Productions & Entertainment, Inc., a full-service digital media and television production company. For more information, see http://touchpointgh.com/.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
tghi@crescendo-ir.com